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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-135200 and 333-148955) and Form S-3 (No. 333-148954) of Emergency Medical Services Corporation of our reports dated February 15, 2008, with respect to the consolidated financial statements of Emergency Medical Services Corporation as of and for the year ended December 31, 2007 and the effectiveness of internal control over financial reporting of Emergency Medical Services Corporation as of December 31, 2007, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Denver, Colorado
February 25, 2008

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Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm